Exhibit 3.228

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP

OF

EAGLE ENVIRONMENTAL II, L.P.

This Amended and Restated Agreement of Limited Partnership of Eagle Environmental II, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of January 17, 2007, by Highstar Royal Oaks I, Inc., a Delaware corporation (“HROI”), in its capacity as the sole general partner, and Highstar Royal Oaks II, Inc. a Delaware corporation (“HROII”), in its capacity as the sole limited partner.

RECITALS:

WHEREAS, the Partnership is presently governed by that certain Agreement of Limited Partnership, dated as of March 31, 1997, as amended (the “Original L.P. Agreement”), between Khodara Environmental II, Inc., a Delaware corporation (“Khodara”), and Recycling Investments II, Inc., a Delaware corporation (“Recycling Investments”);

WHEREAS, pursuant to the Original L.P. Agreement, Khodara was formerly the sole general partner of the Partnership and Recycling Investments was formerly the sole limited partner of the Partnership;

WHEREAS, Khodara and Recycling Investments transferred all of their respective partnership interests in the Partnership to HROI pursuant to the Purchase and Sale Agreement, dated as of March 28, 2006, by and among Khodara, Recycling Investments, HROI and Jacques Khodara, solely as guarantor, and the Assignment Agreement, dated as of April 28, 2006, by and among Khodara, Recycling Investments and HROI;

WHEREAS, HROI transferred all of the limited partnership interest in the Partnership to HROII pursuant to that certain Assignment and Assumption Agreement, dated January 17, 2007, between HROI and HROII; and

WHEREAS, HROI and HROII desire to amend and restate the Original L.P. Agreement, as herein provided.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree to continue the Partnership and amend and restate the Original L.P. Agreement to read in its entirety as provided in this Amended and Restated Agreement of Limited Partnership (capitalized terms being used herein as defined below):

ARTICLE I

GENERAL PROVISIONS; EXPENSES; VALUATION OF ASSETS

1.1 Formation; Continuation. The parties do hereby continue the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, as amended (hereinafter referred to as the “Act”).

1.2 Name. The business of the Partnership shall be carried on under the name of Eagle Environmental II, L.P.

1.3 Purpose and Powers. The Partnership has been formed for the purpose of engaging in any lawful act or activity for which limited partnerships may be formed under the Act, and engaging in any and all activities necessary or incidental to the foregoing.

1.4 Principal Place of Business. The principal place of business of the Partnership shall be 200 Sterling Mine Road, Sloatsburg, New York 10974, or such other place within or without the State of Delaware as may be designated from time to time by the General Partner.

1.5 Address of Registered Office and Registered Agent in State of Delaware.

The Partnership’s registered office shall be at the office of its statutory agent at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent at such address shall be the Corporation Service Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act and the applicable rules promulgated thereunder.

1.6 Taxable Year. The Taxable Year of the Partnership shall be the calendar year, or such other fiscal year as the General Partner shall determine at its sole discretion from time to time.

1.7 Liability. Rights, Duties and Obligations of Partners.

(a) The General Partner shall be liable for all of the debts, liabilities and obligations of the Partnership, and shall act as, and maintain all of the rights, duties and obligations of, a general partner, as such term is defined in Section 17-101 of the Act.

(b) No Limited Partner shall be personally liable for or subject to any liability or obligation of the Partnership, except to the extent of its interest in the Partnership, and except, to the extent required by applicable law, any Partner receiving a distribution in return, in whole or in part, of its capital shall be liable to the Partnership for any sum, not in excess of such amount returned, necessary to discharge liabilities of the Partnership to all creditors who extended credit, or whose claims arose, before such return.

1.8 Additional Limited Partners. Additional Limited Partners may be admitted to the Partnership by the General Partner in its discretion.

1.9 Limitation on Assignability of Partners’ Interests.

(a) A Partner may not assign its interest in the Partnership in whole or in part to any person or entity, without the prior written consent of the General Partner, except by operation of law, nor shall it be entitled to substitute for itself as a Partner any other person or entity, without the prior written consent of the General Partner, which in either case may be given or withheld in the sole discretion of the General Partner. Any attempted assignment or substitution not made in accordance with this section shall be void ab initio.

(b) The General Partner, at its sole discretion, shall have the right to add an affiliate as an additional general partner, or to transfer its interest as General Partner to an affiliate who shall become a substitute general partner.

1.10 Definitions. For the purpose of this Agreement, unless the context otherwise requires:

(a) Act. The term “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

(b) Business Day. The term “Business Day” shall mean any day other than those days on which banks are authorized or required to be closed in New York, New York.

(c) Capital Account. The term “Capital Account,” for any Partner, shall mean the amount of such Partner’s capital contributions, increased or decreased as provided in this Agreement.

(d) Fiscal Period. The term “Fiscal Period” shall mean the calendar year, except that the first Fiscal Period of the Partnership shall be the period from the formation of the Partnership to December 31st of the same calendar year, and upon any termination of the Partnership on any date other than December 31st, the final Fiscal Period shall be the period from the end of the immediately preceding Fiscal Period to the date of such termination.

(e) General Partner. The term “General Partner” shall refer to HROI in its capacity as general partner and each other person subsequently admitted as a general partner pursuant to the terms of this Agreement.

(f) HROI. The term “HROI” shall refer to Highstar Royal Oaks I, Inc., a Delaware corporation.

(g) HROII. The term “HROI” shall refer to Highstar Royal Oaks II, Inc., a Delaware corporation.

(h) Limited Partner. The term “Limited Partner” shall refer to HROII in its capacity as limited partner and each other person subsequently admitted as a limited partner pursuant to the terms of this Agreement.

(i) Liquidating Share. The term “Liquidating Share,” for any Partner, shall mean the closing Capital Account of such Partner as of a withdrawal date.

(j) Original L.P. Agreement The term “Original L.P. Agreement shall have the meaning set forth in the recitals herein.

(k) Partner. The term “Partner” shall refer to each General Partner and each Limited Partner.

(l) Partnership. The term “Partnership” shall refer to Eagle Environmental II, L.P., a Delaware limited partnership.

(m) Tax Matters Partner. The term “Tax Matters Partner” shall have the meaning provided in Section 7.3 of this Agreement.

(n) Taxable Year. The term “Taxable Year” shall mean the year of the Partnership for tax purposes.

(o) Withdrawal. The term “withdrawal” shall have the meaning provided in Section 5.1 of this Agreement.

1.11 Partnership Expenses. The General Partner shall be authorized to incur expenses on behalf of the Partnership that it deems necessary or desirable, which expenses shall be paid by the Partnership.

ARTICLE II

POWERS

2.1 Partnership Powers. Subject to applicable provisions of the Act and other applicable law, the Partnership may engage in any activity or transaction necessary or appropriate to the accomplishment of its purposes.

2.2 Rights. Powers, Limitations on Liability and Indemnification of General Partner.

(a) The Partnership shall be managed, and the operating powers stated in Section 2.1 of this ARTICLE II shall be exercised, exclusively by the General Partner of the Partnership. The General Partner shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Partnership for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as the General Partner deems appropriate in the conduct of the business and affairs of the Partnership, and to do all things that the General Partner deems necessary or desirable in the conduct of the business and affairs of the Partnership.

(b) Subject to applicable law, the General Partner shall not be liable to the Partnership or to any Limited Partner for any losses or liabilities caused by any act or omission of the General Partner, except for acts or omissions constituting gross negligence or willful misconduct or a violation of federal or state securities laws or any other intentional or criminal wrongdoing; nor shall it be liable to the Partnership for any loss or liabilities caused by any act or omission of an employee, broker or other agent of the General Partner that was selected, engaged or retained by the General Partner in good faith and without gross negligence, willful misconduct, any violation of federal or state securities laws or any other intentional or criminal wrongdoing. The General Partner may consult with legal counsel selected by it in good faith, and any action or omission suffered or taken by the General Partner in reliance upon and in accordance with the opinion or advice of such counsel shall be full protection and justification to the General Partner with respect to the action or omission so suffered or taken.

(c) Subject to applicable law, the Partnership shall indemnify and hold harmless the General Partner and its managers, members, shareholders, officers, directors and affiliates, any employee of the General Partner or agent of the General Partner from and against any loss or expense suffered or sustained by him or it by reason of the fact that he or it is or was the General Partner of the Partnership, or manager, member, shareholder, officer, director or affiliate of the General Partner, or agent or employee of the General Partner, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or any threatened action or proceeding, provided such loss or expenses resulted from action or inaction taken in good faith for a purpose which the General Partner, agent or employee reasonably believed to be in, or not opposed to, the best interests of the Partnership. The Partnership shall, at the request of the General Partner, advance amounts and/or pay expenses as incurred in connection with the indemnification obligation herein. In the event this indemnification obligation shall be deemed to be unenforceable, whether in whole or in part, such unenforceable portion shall be stricken or modified so as to give effect to this paragraph to the fullest extent permitted by law. The indemnification provided in this Section 2.2 of this ARTICLE II shall in no event cause any Limited Partner to incur any liability beyond the limited liability provided in Section 1.7(b) of ARTICLE I.

(d) The Partnership may purchase and maintain insurance on behalf of the General Partner and its members, managers, employees and affiliates against any liability which may be asserted against or expense which may be incurred by it or them in connection with Partnership activities whether or not the Partnership would have the power to indemnify it, him or them against such liability under the provisions of this Agreement.

(e) Persons dealing with the Partnership shall be entitled to rely on the authority of the General Partner to take any action on behalf of the Partnership, without further inquiry by such person.

2.3 Rights of Limited Partners. The Limited Partners shall have no right to participate in the management of the Partnership and shall have no authority or power to act for or bind the Partnership.

ARTICLE III

CAPITAL ACCOUNTS AND DIVISION OF PROFITS AND LOSSES

3.1 Capital Contributions. The capital contributions previously made by the Partners are set forth in Exhibit A. No Partner shall be required to make additional capital contributions to the Partnership except upon the unanimous written consent of the Partners. No Partner shall be required to lend any funds to the Partnership. No Partner is entitled to receive a return of any parts of the Partner’s capital contribution except as expressly provided in this Agreement.

3.2 Capital Account. A separate capital account (a “Capital Account”) shall be maintained for each Partner throughout the term of the Partnership in accordance with the regulations promulgated under Section 704 of the Internal Revenue Code of 1986, as amended. The Partnership’s profits and losses shall be allocated among the Partners in proportion to the Partners’ respective capital accounts.

ARTICLE IV

LEGAL INTERESTS, DISTRIBUTIONS AND PARTIAL

WITHDRAWALS FROM CAPITAL ACCOUNT

4.1 Legal Interest. Each Partner shall have and own during any Fiscal Period an undivided interest in the Partnership equal to his opening Capital Account for such Fiscal Period.

4.2 Distributions; Partial Withdrawals. Distributions shall be made to Partners at the times determined by the General Partner in its sole discretion. Such distributions shall be made to the Partners in the same proportions as provided for in Section 3.2.

ARTICLE V

WITHDRAWAL FROM OR DISSOLUTION OF THE PARTNERSHIP

5.1 Definition of Term Withdrawal. The term “withdrawal” with respect to a General Partner shall include cessation of the status of the Partner as a result of dissolution, death, insanity, bankruptcy, or voluntary or involuntary withdrawal as provided in this Agreement, other than termination of the Partnership. The term “withdrawal” with respect to Limited Partners shall include a voluntary or involuntary withdrawal from the status of a Partner pursuant to the provisions of this ARTICLE V.

5.2 Withdrawal of a Limited Partner. A Limited Partner may withdraw from the Partnership only upon the written consent of the General Partner.

5.3 Withdrawal of the General Partners.

(a) Withdrawal of the sole General Partner shall dissolve the Partnership as of the effective date thereof unless (i) the sole General Partner transfers its interest as General Partner, as provided in Section 1.9(b) hereof or (ii) the remaining Limited Partners select a new Partner to act as general partner by a majority in interest of the Limited Partners prior to the effective date. Withdrawal of the General Partner shall not relieve it of any obligations or liabilities incurred as the General Partner during the term of its membership in the Partnership as General Partner.

(b) A General Partner may withdraw from the Partnership at any time by giving at least ninety (90) days prior written notice of withdrawal to the Partnership (subject to the waiver or reduction of such notice requirement).

5.4 Charge and Reserve Against Withdrawal. The General Partner may withhold from a distribution to be payable to a withdrawing Partner, as a reserve, the withdrawing Partner’s pro rata share of any contingent liabilities, as well as any amounts payable to taxing authorities (which have not been previously charged as liabilities). Any such reserve shall be held in a separate account and shall be adjusted from time to time as the General Partner considers reasonable, until the General Partner determines that such reserve (or the balance thereof) is no longer advisable or required, and at such time, the remaining balance in such account shall be forwarded to the withdrawing Partner.

5.5 Suspension of Withdrawal. The General Partner may suspend the right of any Partner otherwise permitted by this Agreement to withdraw capital from the Partnership or to receive a distribution from the Partnership upon the occurrence of any of the following circumstances:

(a) When any such withdrawal would result in a violation by the Partnership or the General Partner of the securities or commodity laws of the United States or any other jurisdiction or the rules of any self-regulatory organization applicable to the Partnership or the General Partner; or

(b) If any event has occurred which calls for the termination of the Partnership.

Notice of any suspension will be given to any Partner who has submitted a withdrawal request and to whom full payment of the withdrawal proceeds has not yet been remitted

5.6 Liquidating Share. The term “Liquidating Share,” when used with respect to any withdrawing Partner as of a withdrawal date, shall mean the closing Capital Account of such Partner as of such withdrawal date.

ARTICLE VI

DURATION OF PARTNERSHIP

6.1 Term. The Partnership shall exist in perpetuity; however, the General Partner may elect to terminate the Partnership at any time.

6.2 Order of Distribution. Upon termination of the business of the Partnership, the General Partner, out of the Partnership assets, shall make distributions in the following manner and order:

(a) First, for the payment and discharge of the claims of all creditors of the Partnership who are not Partners;

(b) Second, for the payment of amounts deemed necessary for contingent liabilities or obligations of the Partnership to creditors who are not Partners, to be set aside as a reserve;

(c) Third, for the pro rata payment to Partners who are creditors of the Partnership; and

(d) Fourth, to the Partners in the relative proportions that their respective Liquidating Shares bear to each other.

In the event that the Partnership is terminated on a date other than the last day of a Fiscal Period, the date of such termination shall be deemed to be the last day of a Fiscal Period for purposes of adjusting the Capital Accounts of the Partners pursuant to Section 3.2. If any liquidating distributions are made hereunder other than in cash, the net gain or net loss attributable to the property so distributed shall be determined as nearly as practicable as of the date of such distribution, and such amounts (to the extent not previously reflected in the Partners’ Capital Accounts) shall be allocated to the Capital Accounts of the Partners pursuant to Section 3.2 hereof.

6.3 Property Distributed. Distributions made pursuant to Section 6.2 shall be made in a form chosen at the discretion of the General Partner.

6.4 Liquidating Agent. Upon the termination of the Partnership, the General Partner will act as the Partnership’s liquidating agent, unless it is unavailable or is prohibited to do so by applicable law, in which event, a vote by a majority in interest of the Limited Partners shall appoint a liquidating agent. The General Partner or other liquidating agent shall be reimbursed for all fees and expenses relating to the liquidation of the Partnership and shall be entitled to reasonable compensation from the Partnership for acting as liquidating agent.

ARTICLE VII MISCELLANEOUS

7.1 Binding Effect: Applicable Law: Interpretation. This Agreement of Limited Partnership; (i) shall be binding on the assigns and legal successors of the Partners; (ii) shall be governed by, and construed in accordance with, the laws of the State of Delaware; and (iii) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, and singular or plural as the identity of the person may require.

7.2 Power of Attorney. Each Partner hereby constitutes and appoints the General Partner, singly, with full power of substitution, his or its true and lawful representative and attorney in-fact, in his or its name, place and stead to make, execute, sign and file a Certificate of Limited Partnership of the Partnership, any amendment thereof permitted hereunder or required by law, any amendment to this Agreement authorized by the terms of this Agreement, and all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership.

7.3 Tax Elections Under the Internal Revenue Code. The General Partner shall at all times constitute, and have full powers and responsibilities as, the “Tax Matters Partner” of the Partnership. The Tax Matters Partner shall have the authority to make all tax elections and determinations on behalf of the Partnership under the Internal Revenue Code, the regulations promulgated thereunder or other applicable law. In the event the Partnership shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership and each Partner thereof, and, to the fullest extent permitted by law, the Tax Matters Partner shall be indemnified and held harmless by the Partnership and each Partner for any action so taken by it in good faith. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership to the extent of available Partnership funds, and any excess shall be paid by the Partners individually in proportion to their capital accounts (subject to Section 1.7(b) above).

7.4 Amendments to Partnership Agreement. This Agreement may be amended by the General Partner in any manner that does not adversely affect the rights of any Limited Partner. Any amendment which would materially or adversely effect the rights of any Limited Partner shall require the unanimous consent of the Limited Partners.

7.5 Notices. All notices, requests or approvals that any party hereto is required or desires to give to any Partner or to the Partnership shall be in writing, signed by or on behalf of the party giving the same and delivered personally or sent overnight express mail by a reputable private carrier or by prepaid registered or certified mail, return receipt requested, addressed (i) to the Partnership or the General Partner at the principal place of business of the Partnership; or (ii) to the respective party at such other address or addresses as the party may specify from time to time in a writing given to the Partnership in the manner provided in this Section 7.5 of ARTICLE VII, Notice shall be deemed to have been duly given and received (x) on the date of delivery, if personally delivered, (y) on the next Business Day subsequent to sending by overnight express mail as aforesaid, or (z) on the third day subsequent to mailing if mailed as aforesaid.

7.6 Counterparts. This Amended and Restated Agreement of Limited Partnership may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement of Limited Partnership of Eagle Environmental II, L.P. as of the date first above written.

GENERAL PARTNER

HIGHSTAR ROYAL OAKS I, INC

BY:
Name: Micheal J. Gruppuso
Title: Chief Financial Officer

LIMITED PARTNER

HIGHSTAR ROYAL OAKS I, INC

BY:
Name: Micheal J. Gruppuso
Title: Chief Financial Officer

Exhibit A

Capital Contributions

Partner Capital Contribution Partnership Interest

General Partner:

Highstar Royal Oaks I, Inc. $1.00 1.00%

Limited Partner:

Highstar Royal Oaks II, Inc. $99.00 99.00%